Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
June 28, 2010

WINTHROP REALTY TRUST ANNOUNCES MULTIPLE ACQUISITIONS

FOR IMMEDIATE RELEASE – BOSTON, June 28/ -- Winthrop Realty Trust (NYSE: FUR), a diversified REIT that focuses on opportunistic debt and equity investments in real estate, announced today that it has consummated or entered into agreements to consummate the following six transactions:

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Purchased for par a $6.7 million a non-performing first mortgage loan secured by a presently 50% occupied 80,320 square foot office building with its own four story enclosed parking garage located in San Diego, California.

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Purchased for $8.1 million a $10.031 million non-performing first mortgage loan secured by a 118,000 square foot office building located in Englewood, Colorado, a suburb of Denver.  Occupancy is currently 62% but scheduled to decline to 35% upon the expiration of an existing lease in March 31, 2011.

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Purchased for $10.5 million a $20.5 million non-performing first mortgage loan secured by a 59% leased 85,000 square foot newly completed medical office building with its own four story enclosed parking garage located in Deer Valley, Arizona, a suburb of Phoenix.  In connection with the purchase of the property, Winthrop also assumed a $2.5 million tenant improvement capital obligation incurred with respect to the lease with a division of United Health Care which will be leasing approximately 50% of the building.

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Entered into an agreement to acquire for $19.84 million a performing $23.5 million B Participation interest which is subordinate to a $253.67 million A Participation both of which are secured by a first mortgage encumbering an 89% leased 1,188,000 square foot office building located at 500 – 512 Seventh Avenue, New York, New York.  The loan has a current yield of 10.9% and, if repaid on maturity in July 2016, would have a yield to maturity of 11.5%.  At maturity, the A Note is scheduled to be amortized to approximately $210.8 million and the B Note to $21.1 million.  The loan purchase is scheduled to close on July 9.

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Acquired in a 50-50 joint venture with Retail Opportunity Investments Corp. (“ROIC”) at par a $15.6 million newly created 12% B Participation interest in a $70 million first mortgage loan secured by a 99% occupied 405,000 square foot retail center located in Riverside, California.  The B Participation is subordinate to a $54.6 million interest only A Participation.  The loan underlying the participations matures on December 1, 2012.

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Entered into an agreement to acquire for $8.2 million a $10.2 million first mortgage encumbering an 82% occupied 174,400 square foot office building located at 1701 Woodfield Road, Schaumburg, Illinois, a suburb of Chicago.  The property which is currently in our Marc Realty joint venture has a net operating income in excess of $900,000.  Upon acquisition of the loan, the joint venture will pay down the loan by $3,200,000, half of which will be provided by each of Winthrop and Marc Realty and the remaining $5 million will be funded by Winthrop through a pre-payable one year bridge first mortgage loan, which will bear interest at 8% per annum.  Closing is scheduled to occur on July 1.

Michael L. Ashner, Winthrop’s Chairman and Chief Executive Officer stated “each of these investments is consistent with our announced strategy of acquiring non-performing mortgage debt and fulcrum mezzanine debt as well as originating new high-yield debt.  In all of these transactions we considered the underlying value of the collateral, the current and future potential income return and the possibility, if not the likelihood, that our debt position will be converted into an equity participation in the underlying asset.  Our venture with ROIC continues our practice of teaming up with parties who we believe have specific expertise with respect to a proposed investment opportunity.  Further, we believe these transactions will be accretive to Winthrop’s FFO and cash flow.”
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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.